                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO 13d-1

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                              WHX CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 929248102
                     ----------------------------------
                              (CUSIP Number)

                                JULY 14, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 929248102                            PAGE 2 OF 8 PAGES
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
         CANYON CAPITAL ADVISORS LLC
     I.R.S. Identification Nos. of above persons (entities only).


-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       1,134,100
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,134,100
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,134,100
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         6.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
         IA
-------------------------------------------------------------------------------

CUSIP No. 929248102                            PAGE 3 OF 8 PAGES
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
         MITCHELL R. JULIS
     I.R.S. Identification Nos. of above persons (entities only).


-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         UNITED STATES
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,134,100
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,134,100
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,134,100
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         6.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
         IN
-------------------------------------------------------------------------------

CUSIP No. 929248102                            PAGE 4 OF 8 PAGES
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
         JOSHUA S. FRIEDMAN
     I.R.S. Identification Nos. of above persons (entities only).


-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         UNITED STATES
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,134,100
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,134,100
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,134,100
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         6.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
         IN
-------------------------------------------------------------------------------

CUSIP No. 929248102                            PAGE 5 OF 8 PAGES
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
         R. CHRISTIAN B. EVENSEN
     I.R.S. Identification Nos. of above persons (entities only).


-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         UNITED STATES
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,134,100
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,134,100
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,134,100
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         6.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
         IN
-------------------------------------------------------------------------------

ITEM 1.                                        PAGE 6 OF 8 PAGES

    (a)   Name of Issuer

          WHX Corporation
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          110 East 59th Street
          New York, NY 10022
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          This schedule is being filed on behalf of the following persons*:

          (i)   Canyon Capital Advisors LLC ("CCA")
          (ii)  Mitchell R. Julis
          (iii) Joshua S. Friedman
          (iv)  R. Christian B. Evensen

          CCA is the investment advisor to the following persons:

          (i)   The Value Realization Fund, L.P. ("VRF")
          (ii)  The Value Realization Fund B, L.P. ("VRFB")
          (iii) The Canyon Value Realization Fund (Cayman), Ltd. ("CVRF")

          * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this
                Schedule 13G is being filed on behalf of each of them.

          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          The principal business office of the persons comprising the group filing this Schedule 13G is located at 9665 Wilshire Boulevard, Suite 200, Beverly Hills, CA 90212.

          ---------------------------------------------------------------------
    (c)   Citizenship

          CCA:                         a Delaware limited liability company
          VRF:                         a Delaware limited partnership
          VRFB:                        a Delaware limited partnership
          CVRF:                        a Cayman Islands corporation
          Mitchell R. Julis:           United States
          Joshua S. Friedman:          United States
          R. Christian B. Evensen:     United States

                                               PAGE 7 OF 8 PAGES

          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          The class of securities beneficially owned by the persons filing this statement is common stock.

          ---------------------------------------------------------------------
    (e)   CUSIP Number

          929248102

          ---------------------------------------------------------------------

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK
         THIS BOX:  /X/

ITEM 4.  OWNERSHIP

         The information in items 1 and 5 through 11 on the cover pages (pp.2-5) on Schedule 13G is hereby incorporated by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         CCA is an investment advisor to various managed accounts, including VRF, VRFB, and CVRF, with the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Messrs. Julis, Friedman and Evensen are the sole general partners of entities which own 100% of CCA.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                               PAGE 8 OF 8 PAGES

         Not applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 21, 1999

CANYON CAPITAL ADVISORS LLC                  JOSHUA S. FRIEDMAN
a Delaware limited liability company

By:  /S/ JOSHUA S. FRIEDMAN                  /S/ JOSHUA S. FRIEDMAN
   ------------------------                  ----------------------
Name:    Joshua S. Friedman                      Joshua S. Friedman
Title:   Managing Director

MITCHELL R. JULIS                            R. CHRISTIAN B. EVENSEN

/S/ MITCHELL R. JULIS                        /S/ R. CHRISTIAN B. EVENSEN
---------------------                        ---------------------------
Mitchell R. Julis                            R. Christian B. Evensen

EXHIBIT A

                     AGREEMENT REGARDING JOINT FILING
                     --------------------------------

     The undersigned hereby agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of WHX Corporation.

     Dated:  July 21, 1999

CANYON CAPITAL ADVISORS LLC
a Delaware limited liability company


By:  /S/ JOSHUA S. FRIEDMAN
   ------------------------
Name:    Joshua S. Friedman
Title:   Managing Director

MITCHELL R. JULIS

/S/ MITCHELL R. JULIS
---------------------
Mitchell R. Julis


JOSHUA S. FRIEDMAN

/S/ JOSHUA S. FRIEDMAN
----------------------
    Joshua S. Friedman


R. CHRISTIAN B. EVENSEN

/S/ R. CHRISTIAN B. EVENSEN
---------------------------
R. Christian B. Evensen